Exhibit 99.1

Terran Orbital Reports Second Quarter 2023 Financial Results

•
$2.4 billion Rivada Space Networks program on schedule - Rivada current on all payments
•
$120.2 million LTM revenues up 117% versus prior 12 month period
•
New 50 Tech facility opens in Irvine - doubling satellite manufacturing capacity
•
Backlog increased to over $2.6 billion and over 370 satellites
•
Reaffirming FY2023 revenue in excess of $250 million

BOCA RATON, Fla., August 14, 2023 – Terran Orbital Corporation (NYSE: LLAP) ("Terran Orbital" or the "Company"), a leading manufacturer of satellite products primarily serving the aerospace and defense industries, today announced financial results and operational highlights for the three and six months ended June 30, 2023.

Second Quarter 2023 Highlights

•
Generated $32.2 million of revenue up 51% year-over-year
•
Backlog of over $2.6 billion represents over 1,400% increase since December 31, 2022
•
Expanded manufacturing capacity to 20 satellites per month with opening of our 50 Tech facility
•
Net loss of $28.1 million improved from net loss of $32.3 million in 2Q22

Marc Bell, Co-Founder, Chairman & CEO, said, “I am excited to report our positive momentum continues. First half 2023 highlights include increasing our backlog to $2.6 billion from our new constellation awards. We now have over 30 programs and over 370 satellites on contract. We estimate 80% of our backlog will convert into revenue during the next two and a half years. The development phase of the Rivada Space Networks contract is ramping up and is on schedule. Rivada remains current on all payments, and material milestone payments are expected in the second half of this year. We are leveraging our strategic investments in capacity to support Rivada, Lockheed Martin, and other new and existing customers. With the opening of our new 50 Tech facility in Irvine we have doubled our satellite manufacturing capacity.”

Results for the Second Quarter 2023

Revenue for the second quarter of 2023 was $32.2 million, up 51% compared to $21.4 million for the same quarter in 2022. The increase in revenue was primarily due to the continued and increased level of progress made in satisfying our customer contracts and reflects the ongoing favorable impact from significant contract wins and modifications. Second quarter revenue was negatively impacted by an estimated $1.2 million of EAC adjustments on certain firm fixed price programs during the period. EAC adjustments represent net changes during the period in our aggregate program contract values, estimated costs at completion and other program estimates and changes, and include the impact of cost overruns and recognition of loss reserves.

Cost of sales for the second quarter of 2023 was $31.4 million compared to $25.0 million in the same quarter in 2022. The increase in cost of sales was primarily due to an increase of $10.8 million in labor, materials, third-party services, overhead, launch costs, and other direct costs, partially offset by a decrease of $4.5 million in share-based compensation expense. Cost of sales included an estimated negative impact of $1.3 million due to EAC adjustments on certain programs during the second quarter of 2023.

Gross profit was $0.8 million in the second quarter of 2023, compared to gross loss of $(3.7) million in the same quarter in 2022. Excluding share-based compensation and depreciation and amortization included in cost of sales, Adjusted Gross Profit(1) in the second quarter was $2.8 million, compared to Adjusted Gross Profit of $2.1 million in the same quarter in 2022. EAC adjustments negatively impacted gross loss and Adjusted Gross Profit by an estimated $2.5 million during the second quarter of 2023.

Selling, general, and administrative expenses were $28.7 million in the second quarter of 2023, compared to $29.4 million for the same quarter in 2022. The decrease was primarily driven by decreases in share-based compensation expense and legal and other professional fees, partially offset by higher labor and benefits, research and development expense, and other costs resulting from our growth initiatives.

Our net loss for the second quarter of 2023 was $28.1 million compared to a net loss of $32.3 million for the same period in the prior year. The decrease in net loss for the quarter was primarily driven by improvements in our loss from operations and gains from changes in the fair values of warrant and derivative liabilities, partially offset by higher interest expense.

Adjusted EBITDA(1) was $(21.4) million for the second quarter of 2023, compared to $(14.8) million in the same quarter of 2022. The decrease in Adjusted EBITDA was primarily due to an increase in selling, general, and administrative expenses resulting from our growth initiatives, partially offset by an increase in Adjusted Gross Profit.

Capital expenditures totaled $9.2 million in the second quarter of 2023.

Backlog

Backlog represents the estimated dollar value of executed contracts, including both funded (firm orders for which funding is authorized and appropriated) and unfunded portions of such contracts, for which work has not been performed.

As of June 30, 2023, the Company’s backlog totaled over $2.6 billion. The Company’s second quarter backlog includes over 370 satellites of which the majority are expected to be completed in the next three years.

Outlook

We have over $2.6 billion of backlog as of June 30, 2023 and estimate approximately 80% to be recognized as revenue by December 31, 2025. We expect a steep ramp in revenue ahead and confirm our expectation of generating in excess of $250 million in revenue in 2023. Additionally, we expect gross margins to demonstrate quarter-over-quarter improvement, but the pace and size of improvement may vary depending on program mix and execution. Our capital expenditures for the year 2023 are expected to be less than $30 million.

(1) Non-GAAP financial measure. Definitions of the non-GAAP financial measures used in this press release and reconciliations of such measures to their nearest GAAP measures are included below.

Conference Call Information

As previously announced, Terran Orbital’s second quarter earnings call is scheduled for August 15, 2023 at 11:00 a.m. ET. The live webcast will be accessible on the Terran Orbital Investor Relations website at investors.terranorbital.com. The call can also be accessed by dialing 833-470-1428 within the U.S. and by dialing 404-975-4839 outside of the U.S. The passcode for both is 822570. A replay will be available by accessing the same link as listed above.

About Terran Orbital

Terran Orbital Corporation is a leading manufacturer of satellite products primarily serving the aerospace and defense industries. Terran Orbital provides end-to-end satellite solutions by combining satellite design, production, launch planning, mission operations, and on-orbit support to meet the needs of the most demanding military, civil, and commercial customers. Learn more at www.terranorbital.com.

CONTACT:
ir@terranorbital.com
949-202-8476

Forward-Looking Statements

This press release contains, and the Company’s officers and representatives may from time to time make other public written and verbal announcements that contain, “forward-looking statements” for purposes of the federal securities laws. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. All statements, other than statements of present or historical facts, contained in this press release, regarding our expected future financial results, including for the fiscal year ending December 31, 2023, our business strategy, future operations, including production systems and capacity, results of operations and its impact on our shareholders, our ability to execute, the markets in which we operate, assessments of our customers' reasons for contracting with us, expectations regarding key customer contracts, and expectations, plans and objectives of management are forward-looking statements. Forward-looking statements are typically identified by such words as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook, “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “will,” “should,” “would” and “could” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements involve a number of risks, uncertainties (many of which are beyond our control), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by the forward-looking statements contained in this press release, including, but not limited to: Rivada’s ability to obtain additional funding to continue to finance its operations and fund future installments of our manufacturing contract; the status of Rivada’s regulatory approvals for its constellation and business operations and continuing ability to receive and maintain required regulatory approvals to conduct its business; Rivada’s right to terminate our contract for convenience or default; our ability to scale-up our manufacturing processes and facilities in order to meet the demands of the Rivada program and other programs; our ability to finance our operations, the ability to implement business plans, forecasts, and other expectations, and to identify and realize additional opportunities; anticipated timing, cost, financing and development of our satellite manufacturing capabilities; limited access, or access on unfavorable terms, to equity and debt capital markets and other funding sources that will be needed to fund operations and make investments; and the other risks disclosed in our Annual Report on Form 10-K filed with the SEC on March 23, 2023, the prospectus dated April 28, 2023 related to Post-effective amendment No. 1 to our Registration Statement on Form S-1 on Form S-3, as amended (File No. 333-264447), which was declared effective by the SEC on April 28, 2023, and in our Quarterly Report on Form 10-Q filed with the SEC on August 14, 2023.

These forward-looking statements are based on management’s current expectations, plans, forecasts, assumptions, and beliefs concerning future developments and their potential effects. There can be no assurance that the future developments affecting us will be those that we have anticipated, and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. New risk factors and uncertainties may emerge from time to time, and it is not possible to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. You should read this press release with the understanding that our actual future results may be materially different from the expectations disclosed in the forward-looking statements we make. All forward-looking statements we make are qualified in their entirety by this cautionary statement. The forward-looking statements contained in this press release are made as of the date of this press release, and we do not assume any obligation to, and we do not intend to, update any forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law.

TERRAN ORBITAL CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	June 30, 2023	December 31, 2022
Assets:
Cash and cash equivalents	$48,554	$93,561
Accounts receivable, net	5,432	4,754
Contract assets, net	4,628	6,763
Inventory	28,153	24,133
Prepaid expenses and other current assets	12,376	9,710
Total current assets	99,143	138,921
Property, plant, and equipment, net	41,571	24,743
Other assets	18,249	18,990
Total assets	$158,963	$182,654
Liabilities and shareholders' deficit:
Current portion of long-term debt	$11,331	$7,739
Accounts payable	24,299	21,188
Contract liabilities	18,047	27,228
Reserve for anticipated losses on contracts	858	2,860
Accrued expenses and other current liabilities	15,690	11,721
Total current liabilities	70,225	70,736
Long-term debt	157,521	142,620
Warrant and derivative liabilities	37,919	39,950
Other liabilities	19,017	20,769
Total liabilities	284,682	274,075
Shareholders' deficit:
Preferred stock	-	-
Common stock	17	14
Additional paid-in capital	317,871	269,574
Accumulated deficit	(443,743)	(361,168)
Accumulated other comprehensive income	136	159
Total shareholders' deficit	(125,719)	(91,421)
Total liabilities and shareholders' deficit	$158,963	$182,654

TERRAN ORBITAL CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$32,232	$21,364	$60,430	$34,484
Cost of sales	31,430	25,038	61,027	40,991
Gross profit (loss)	802	(3,674)	(597)	(6,507)
Selling, general, and administrative expenses	28,732	29,370	61,262	59,587
Loss from operations	(27,930)	(33,044)	(61,859)	(66,094)
Interest expense, net	11,729	6,937	22,663	9,860
Loss on extinguishment of debt	-	-	-	23,141
Change in fair value of warrant and derivative liabilities	(11,486)	(8,177)	(2,031)	3,676
Other (income) expense	(26)	468	83	871
Loss before income taxes	(28,147)	(32,272)	(82,574)	(103,642)
(Benefit from) provision for income taxes	(17)	2	1	4
Net loss	(28,130)	(32,274)	(82,575)	(103,646)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	(43)	142	(23)	189
Total comprehensive loss	$(28,173)	$(32,132)	$(82,598)	$(103,457)

Weighted-average shares outstanding
Basic and diluted	156,502,662	142,378,037	150,316,749	113,173,237

Net loss per share
Basic and diluted	$(0.18)	$(0.23)	$(0.55)	$(0.92)

TERRAN ORBITAL CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(82,575)	$(103,646)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,708	1,701
Non-cash interest expense	14,716	4,934
Share-based compensation expense	13,755	31,150
Provision for losses on receivables and inventory	250	173
Loss on extinguishment of debt	-	23,141
Change in fair value of warrant and derivative liabilities	(2,031)	3,676
Amortization of operating right-of-use assets	576	693
Other non-cash, net	116	-
Changes in operating assets and liabilities:
Accounts receivable, net	(766)	(6,436)
Contract assets	2,218	(4,843)
Inventory	(3,808)	(4,696)
Accounts payable	1,078	9,514
Contract liabilities	(9,332)	16,188
Reserve for anticipated losses on contracts	(2,002)	489
Accrued interest	6	(2,330)
Other, net	658	(2,278)
Net cash used in operating activities	(64,433)	(32,570)
Cash flows from investing activities:
Purchases of property, plant, and equipment	(12,372)	(9,363)
Net cash used in investing activities	(12,372)	(9,363)
Cash flows from financing activities:
Proceeds from long-term debt	886	35,942
Proceeds from warrants and derivatives	24,924	42,247
Proceeds from Tailwind Two Merger and PIPE Investment	-	58,424
Proceeds from issuance of common stock	12,195	14,791
Repayment of long-term debt	(3,836)	(29,049)
Payment of issuance costs	(2,864)	(45,303)
Proceeds from exercise of stock options	441	145
Net cash provided by financing activities	31,746	77,197

Effect of exchange rate fluctuations on cash and cash equivalents	52	(290)

Net (decrease) increase in cash and cash equivalents	(45,007)	34,974
Cash and cash equivalents at beginning of period	93,561	27,325
Cash and cash equivalents at end of period	$48,554	$62,299

TERRAN ORBITAL CORPORATION

Non-GAAP Measures

To provide investors with additional information in connection with our results as determined in accordance with GAAP, we disclose the non-GAAP financial measures Adjusted Gross Profit and Adjusted EBITDA. These non-GAAP measures may be different from non-GAAP measures made by other companies. These measures may exclude items that are significant in understanding and assessing our financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income or other measures of financial performance or liquidity under GAAP.

TERRAN ORBITAL CORPORATION

Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

(In thousands)

Adjusted Gross Profit

We define Adjusted Gross Profit as gross profit or loss adjusted for (i) share-based compensation expense included in cost of sales and (ii) depreciation and amortization included in cost of sales.

We believe that the presentation of Adjusted Gross Profit is appropriate to provide additional information to investors about our gross profit adjusted for certain non-cash items. Further, we believe Adjusted Gross Profit provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.

There are material limitations to using Adjusted Gross Profit. Adjusted Gross Profit does not take into account all items which directly affect our gross profit or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted Gross Profit in conjunction with gross profit or loss as calculated in accordance with GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Gross profit (loss)	$802	$(3,674)	$(597)	$(6,507)
Share-based compensation expense	778	5,229	4,023	7,342
Depreciation and amortization	1,232	530	1,698	1,043
Adjusted gross profit	$2,812	$2,085	$5,124	$1,878

TERRAN ORBITAL CORPORATION

Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

(In thousands)

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, (iv) share-based compensation expense, (v) loss on extinguishment of debt, (vi) change in fair value of warrant and derivative liabilities, and (vii) other non-recurring and/or non-cash items.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.

There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted EBITDA in conjunction with net income or loss as calculated in accordance with GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net loss	$(28,130)	$(32,274)	$(82,575)	$(103,646)
Interest expense, net	11,729	6,937	22,663	9,860
(Benefit from) provision for income taxes	(17)	2	1	4
Depreciation and amortization	1,789	855	2,708	1,701
Share-based compensation expense	3,589	13,815	13,755	31,150
Loss on extinguishment of debt	-	-	-	23,141
Change in fair value of warrant and derivative liabilities	(11,486)	(8,177)	(2,031)	3,676
Other, net(a)	1,172	4,066	1,573	4,621
Adjusted EBITDA	$(21,354)	$(14,776)	$(43,906)	$(29,493)

(a) - Represents other expense and other charges and items. Non-recurring legal and accounting fees related to our transition to a public company and financing transactions are included herein.